Exhibit 23.4

CONSENTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 23, 2012 (September 18, 2012 as to the adoption of Accounting Standards Update (“ASU”) No. 2011-05, Comprehensive Income, and the retrospective adjustments for a change in the composition of reportable segments, the related allocation of goodwill and restructuring charges, and for the inclusion of certain guarantor information described in Notes 1, 3, 8, 17 and 21, respectively), relating to the consolidated financial statements and financial statement schedule of Rockwood Holdings, Inc. and Subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company adopting ASU 2011-05, the change in reportable segments and the inclusion of certain guarantor information) appearing in the Current Report on Form 8-K dated September 18, 2012.

We also consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 23, 2012, relating to the effectiveness of Rockwood Holdings, Inc. and Subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Rockwood Holdings, Inc. and Subsidiaries for the year ended December 31, 2011.

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
September 18, 2012